NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact: Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169

For Immediate Release

Everest Re Group Announces Impact of Asbestos Reserve Study and Provides Preliminary Indications for Fourth Quarter and Full Year 2007 Results

HAMILTON, Bermuda – January 17, 2008 -- Everest Re Group, Ltd. (NYSE: RE) reported that it has completed the previously announced detailed study of its potential asbestos exposures. The study will result in a net pre-tax charge of $311 million related to the strengthening of its asbestos reserves in the fourth quarter.

After recognition of such reserve actions, management currently expects after-tax operating income1 to range between $55 million and $75 million for the quarter and between $769 million and $789 million for the twelve months ended December 31, 2007. After-tax operating income1 is expected to be $.87 to $1.19 per fully diluted share for the quarter and $12.09 to $12.40 per fully diluted share for the twelve months ended December 31, 2007. For the year ended December 31, 2006, after-tax operating income1 was $817.9 million or $12.52 per fully diluted share.

Net income for the quarter, including after-tax net realized capital losses of $51 million or $.81 per fully diluted share, primarily relating to fair value accounting for the equity portfolio, is expected to be between $4 million and $24 million, or $.06 to $.38 per fully diluted share. Net income for the full year, including after-tax net realized capital gains of $62 million or $.98 per fully diluted share, is expected to range between $831 million and $851 million, which would be between $13.06 and $13.37 per fully diluted share.

Craig Eisenacher, Everest’s Chief Financial Officer commented: “Inasmuch as we had previously announced that we would be conducting an in depth review of our potential asbestos exposures, we believe that early disclosure of the outcome of the review in the context of our expected operating results is helpful to our investors and potential investors.”

The Company expects to release its fourth quarter and full year 2007 earnings after the financial markets’ close on January 30, 2008 Management will provide expanded commentary and answer questions during the subsequent earnings conference call scheduled for 8:30 am EST the following morning. The call will be available on the Internet through the Company’s web site or at www.streetevents.com.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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1The Company generally uses after-tax operating income, a non-GAAP financial measure, to evaluate its performance. After-tax operating income consists of net income excluding after-tax net realized capital gains (losses). Although net realized capital gains (losses) are an integral part of the Company’s insurance operations, the determination of net realized capital gains (losses) is independent of the insurance underwriting process. The Company believes that the level of net realized capital gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its business, and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax operating income in their analyses for the reasons discussed above. The Company provides after-tax operating income to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.

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